Exhibit 99.1

FOR IMMEDIATE RELEASE

CORE LAB REPORTS SECOND QUARTER 2025 RESULTS:

•
REVENUE OF $130.2 MILLION, UP 5% SEQUENTIALLY AND FLAT YEAR-OVER-YEAR
•
OPERATING INCOME OF $15.3 MILLION; EX-ITEMS, $14.5 MILLION, UP OVER 23% SEQUENTIALLY AND DOWN 11% YEAR-OVER-YEAR
•
OPERATING MARGINS, EX-ITEMS, OF 11%, EXPANDED 160 BASIS POINTS SEQUENTIALLY, WITH INCREMENTAL MARGINS, EX-ITEMS, OF 41%
•
GAAP EPS OF $0.22; EX-ITEMS, $0.19, UP 33% SEQUENTIALLY, AND DOWN 14% YEAR-OVER-YEAR
•
COMPANY REPURCHASED 237,632 SHARES OF COMMON STOCK, A VALUE OF $2.7 MILLION
•
FREE CASH FLOW OF $10.4 MILLION, UP OVER 160% SEQUENTIALLY
•
NET DEBT REDUCED BY $9.1 MILLION; DEBT LEVERAGE RATIO IMPROVED TO 1.27
•
COMPANY ANNOUNCES Q2 2025 QUARTERLY DIVIDEND

HOUSTON (July 23, 2025) - Core Laboratories Inc. (NYSE: "CLB") ("Core", "Core Lab", or the "Company") reported second quarter 2025 revenue of $130,200,000. Core’s operating income was $15,300,000, with earnings per diluted share (“EPS”) of $0.22, all in accordance with U.S. generally accepted accounting principles ("GAAP"). Operating income, ex-items, a non-GAAP financial measure, was $14,500,000, yielding operating margins of 11%, sequential incremental margins of 41%, and EPS, ex-items, of $0.19. A full reconciliation of non-GAAP financial measures is included in the attached financial tables.

Core’s CEO, Larry Bruno stated, “Core Lab delivered sequential revenue growth in the second quarter, leading to solid improvements in operating income, operating margins, free cash flow, and earnings per share. Demand for the Company’s services and products strengthened across our international network. While geopolitical issues and softer U.S. land activity present near-term challenges, Core remains focused on expanding our global business in strategically important regions such as the Middle East, Africa, and South America. Our strong client engagement, expansive technology portfolio, and consultative expertise continue to differentiate Core Lab in the marketplace, positioning the Company to deliver long-term value to both our clients and shareholders. Core returned free cash to its shareholders by opportunistically repurchasing shares and funding our dividend. Lastly, our leverage ratio continues to decrease and stands at 1.27 as of June 30, 2025.”

Reservoir Description

Reservoir Description operations are closely correlated with trends in international and offshore activity levels, with approximately 80% of revenue sourced from projects originating outside the U.S. Revenue in the second quarter of 2025 was $86,300,000, up 7% sequentially, and flat from last year. Operating income on a GAAP basis was $12,200,000. Operating income, ex-items, was $10,800,000, yielding operating margins of 13%, expanding sequentially by 300 basis points, with incremental margins of 57%. The segment’s sequential improvement in financial performance reflects demand for reservoir rock and fluid analysis across the Company’s global operations. The second quarter of 2025 also included increased demand for laboratory instrumentation compared to the first quarter of 2025. In addition, the demand for crude assay work stabilized following the enhanced sanctions that were announced on January 10, 2025. Geopolitical conflicts, evolving trade and tariff dynamics, and volatile commodity prices continue to create uncertainty in the demand for laboratory services tied to the maritime transportation and trade of crude oil and derived products.

Aligned with Core’s strategy to expand its global presence and enhance services in key markets, in the second quarter of 2025, Core Lab opened its new Unconventional Core Analysis Laboratory in Dammam, Saudi Arabia. This state-of-the-art facility underscores the Company’s commitment to advancing reservoir evaluation in the Middle East, and reinforces Core Lab’s position as the leader in reservoir optimization technologies in the region. The new laboratory is equipped with instrumentation designed to provide comprehensive rock and fluid analyses, including: 1) full visualization PVT cells, 2) high-frequency, reservoir condition, Nuclear Magnetic Resonance, and 3) Core’s PRISM™ workflow. All three of these technological offerings employ proprietary instrumentation that were conceived, designed, and built by Core Lab. By bringing the Company’s cutting-edge technologies to the region, Core can more efficiently facilitate decision-making by its clients, accelerating the development of their unconventional assets.

Also in the second quarter of 2025, Core Lab successfully completed a comprehensive analytical program for a major International Oil Company following their first exploration well in the frontier Campos Basin, offshore Brazil. Core’s team delivered an integrated suite of geological and petrophysical testing services to support the operator’s understanding of this emerging play. The project included a multi-day technical workshop with the client’s geoscience team, focused on biostratigraphic and geologic interpretations, which will enable improved stratigraphic modeling and interpretation of depositional environments. These insights will significantly reduce subsurface risk and improve well planning decisions. This engagement reinforces Core Lab’s role as a trusted technical partner in early-stage basin evaluation, and highlights the Company’s strategic focus on delivering high-value, data-driven solutions that accelerate exploration and appraisal programs.

Production Enhancement

Production Enhancement operations, which are focused on complex completions in unconventional oil and gas reservoirs in the U.S., as well as conventional and unconventional projects across the globe, posted second quarter 2025 revenue of $43,900,000, up 3% sequentially and flat year-over-year. Operating income for the second quarter on a GAAP basis was $3,100,000. Operating income, ex-items, was $3,800,000, yielding operating margins of 9%, which expanded sequentially by 50 basis points, with incremental margins of 28%. Revenue and profitability were up sequentially, reflecting strong demand for completion diagnostic services, both onshore and offshore, along with improved international and domestic product sales.

In the second quarter of 2025, Core Lab successfully completed a complex deepwater Plug and Abandonment (“P&A”) operation for a client in the North Sea. The Company’s engineers were engaged by the client to address significant technical barriers in a well that had 400 meters of stuck casing, along with settled barite particles that had accumulated in the wellbore. Scenarios such as this often require costly and time-consuming pipe-cutting and pulling operations. Core Lab’s proprietary Plug and Abandonment Circulation System (“PAC™”) provided an alternative, energetics-based, solution that enabled precise annular access without damaging the outermost casing string. Unlike conventional charges, Core’s PAC™ system uses a proprietary energetic design that controls the charge jet, customizing its density, velocity, and lifespan to the downhole application. These attributes are configured to limit penetration depth and preserve well integrity. Using the PAC™ system for this operation, as opposed to milling, reduced the client’s rig time by more than ten days, resulting in an estimated $4 million in direct savings. PAC™ is now the client’s preferred system for ongoing P&A campaigns.

Also in the second quarter of 2025, an operator in West Texas partnered with Core Lab to evaluate a new proppant design by deploying Core’s proprietary 3AB™ diagnostic tracer technology. Operators trialing new completion designs often must wait a year or more after production commences to assess stimulation effectiveness. Core Lab’s industry-leading 3AB™ tracer portfolio accelerates well data analysis by identifying production variability between the stages of a single well within just 90 days of initial flowback. For this West Texas project, the operator alternated stages, contrasting their existing proppant design against the new proppant design within the same well. Using Core Lab’s proprietary 3AB™ technology to quantify the performance of individual stages, Core’s technology quickly determined that the new design delivered improved production. These rapid, high-resolution results enabled the operator to make timely, data-driven decisions to improve performance on upcoming wells.

Liquidity, Free Cash Flow, Share Repurchases, and Dividend

Core continues to focus on maximizing free cash flow ("FCF"), a non-GAAP financial measure defined as cash from operations less capital expenditures. For the second quarter of 2025, cash from operations was $13,900,000 and capital expenditures associated with operations were $3,500,000, yielding FCF of $10,400,000. As mentioned in the Company’s prior earnings releases, in February 2024, fire damaged one building on the campus of Core Lab’s Advanced Technology Center in Aberdeen, Scotland. Losses caused by the fire are covered by Core Lab’s property and casualty insurance. Insurance proceeds and the capital expenditures associated with replacing the equipment and restoring the building are disclosed separately in the investing section of the cash flow statement. These items are not included in the calculation of FCF.

In the second quarter of 2025, Core Lab used a portion of its FCF to repurchase 237,632 shares at an aggregate purchase price of $2,700,000.

As of June 30, 2025, Core’s net debt (defined as long-term debt less cash and cash equivalents) was $94,800,000, which was reduced by $9,100,000 during the quarter. Also, during the second quarter of 2025, the Company’s leverage ratio (calculated as total net debt divided by trailing twelve months adjusted EBITDA) improved to 1.27, down from 1.31 at the end of the first quarter, its lowest level in eight years.

On July 22, 2025, the Company renewed and extended its credit agreement with its corporate bank group. The credit agreement was expanded to include a $100 million revolving credit facility and a $50 million delayed draw term loan (“DDTL”). The DDTL can be accessed until January 12, 2026, and the Company plans to use these funds to retire the $45 million of private placement notes that mature in January 2026.

The Company will remain focused on executing its strategic business initiatives. Core Lab will continue to evaluate allocation of capital and other uses of free cash to return value to shareholders, while also reducing debt.

On April 23, 2025, Core’s Board of Directors ("Board") announced a quarterly cash dividend of $0.01 per share of common stock, which was paid on May 27, 2025, to shareholders of record on May 5, 2025.

On July 23, 2025, the Board approved a cash dividend of $0.01 per share of common stock payable on August 25, 2025, to shareholders of record on August 4, 2025.

Return On Invested Capital

The Board and the Company’s Executive Management continue to focus on strategies that maximize return on invested capital ("ROIC") and FCF, factors that have high correlation to total shareholder return. Core’s commitment to an asset-light business model and disciplined capital stewardship promotes capital efficiency and are designed to produce more predictable and superior long-term ROIC.

The Board has established an internal metric to demonstrate ROIC performance relative to the oilfield service companies listed as Core's Comp Group by Bloomberg, as the Company continues to believe superior ROIC will result in higher total shareholder return. Using Bloomberg’s formula, the Company’s ROIC for the second quarter of 2025 improved to 9.0%.

Industry and Core Lab Outlook and Guidance

Recent and pending tariffs announced by the U.S., along with the OPEC+ decision to increase required oil production levels, have contributed to additional volatility and uncertainty for crude oil prices. Uncertainties surrounding global crude oil demand—driven in part by ongoing international trade negotiations and macroeconomic concerns—coupled with OPEC+ increasing required production levels, has prompted oil and gas companies to reevaluate their near-term upstream spending priorities.

Despite current market volatility, Core maintains its constructive long-term outlook for international upstream activity. The IEA, EIA, and OPEC+ continue to forecast growth in crude oil demand to be between 0.7 and 1.3 million barrels per day in 2025. This demand is primarily driven by non-OECD countries in Asia, India, emerging markets in the Middle East, and Africa.

Large-scale international oil and gas projects are expected to be less sensitive to near-term volatility of crude oil prices, and Core Lab continues to see steady activity across committed long-cycle projects in the South Atlantic Margin, North and West Africa, Norway, the Middle East, and certain areas of Asia Pacific. As always, Core Lab’s revenue opportunity on awarded projects will remain dependent on our client’s geological success rates when drilling wells for these projects.

Activity levels tied to smaller-scale, short-cycle crude oil development projects are expected to remain more sensitive to crude oil price volatility. As a result, changes in crude oil prices are anticipated to have a more immediate impact on drilling and completion activity in the U.S. onshore market.

Core projects Reservoir Description’s third quarter revenue to be flat sequentially. Geopolitical conflicts, evolving trade and tariff dynamics, and volatile commodity prices continue to create uncertainty in the demand for laboratory services tied to the maritime transportation and trade of crude oil and derived products.

Turning to Production Enhancement, the U.S. frac spread count continues to trend lower and the Company anticipates a soft market for the remainder of the year. However, growth in demand for Core’s international and offshore diagnostic services and energetic system product sales are anticipated to offset declines in U.S. onshore activity.

Core Lab believes that the tariff measures under consideration will not apply to the vast majority of service revenue and product sales provided by the Company. Core’s services account for over 75% of the Company’s total revenue and are currently not subject to tariffs. Core’s product sales have been less than 25% of total revenue and are primarily manufactured in the U.S. Import tariffs would not apply to approximately 50% of these products, as they are consumed in the U.S. drilling and completion markets. Certain raw materials imported and consumed in Production Enhancement’s U.S. product manufacturing and service businesses are attracting import tariffs. Core Lab is currently taking steps to mitigate the impact of tariffs.

Reservoir Description’s third quarter revenue is projected to range from $84,000,000 to $88,000,000, with operating income of $10,600,000 to $12,400,000. Production Enhancement’s third quarter revenue is estimated to range from $43,500,000 to $46,500,000, with operating income of $2,900,000 to $3,700,000.

Core’s third quarter 2025 revenue is projected to range from $127,500,000 to $134,500,000, with operating income of $13,600,000 to $16,200,000, yielding operating margins of approximately 11%. EPS for the third quarter of 2025 is expected to be $0.18 to $0.22.

The Company’s third quarter 2025 guidance is based on projections for underlying operations and excludes gains and losses in foreign exchange. Third quarter guidance assumes an effective tax rate of 25%.

Earnings Call Scheduled

The Company has scheduled a conference call to discuss Core's second quarter 2025 earnings announcement. The call will begin at 7:30 a.m. CDT / 8:30 a.m. EDT on Thursday, July 24, 2025. To register for the listen-only webcast, log on to www.corelab.com 15 minutes before the start of the call. For those not available to listen to the live webcast, a replay and transcript will be available on the Company’s website shortly after the call. Analysts may contact investor.relations@corelab.com for conference call dial-in information.

Core Laboratories Inc. is a leading provider of proprietary and patented reservoir description and production enhancement services and products used to optimize petroleum reservoir performance. The Company has over 70 offices in more than 50 countries and is located in every major oil-producing province in the world. This release, as well as other statements Core Lab makes, includes forward-looking statements regarding the Company’s future revenue, profitability, business strategies and developments, demand for the Company’s products and services and for products and services of the oil and gas industry generally, made in reliance upon the safe harbor provisions of Federal securities law. The Company's outlook is subject to various important cautionary factors, including risks and uncertainties related to the oil and natural gas industry, business and general economic conditions, including inflationary pressures, the impact on tariffs and sanctions, international markets, international political climates, including the Russia-Ukraine and the Middle East geopolitical conflicts, public health crises, and any related actions taken by businesses and governments, and other factors as more fully described in the Company's most recent Forms 10-K, 10-Q and 8-K filed with or furnished to the U.S. Securities and Exchange Commission. These important factors could cause the Company's actual results to differ materially from those described in these forward-looking statements. Such statements are based on current expectations of the Company's performance and are subject to a variety of factors, some of which are not under the control of the Company. Because the information herein is based solely on data currently available, and because it is subject to change as a result of changes in conditions over which the Company has no control or influence, such forward-looking statements should not be viewed as assurance regarding the Company's future performance.

The Company undertakes no obligation to publicly update or revise any forward-looking statement to reflect events or circumstances that may arise after the date of this press release, except as required by law.

Visit the Company's website at www.corelab.com.

For more information, contact:

Gwen Gresham - SVP Corporate Development and Investor Relations

Phone: +1 713 328 6210

E-mail: investor.relations@corelab.com

CORE LABORATORIES INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended			% Variance
	June 30, 2025	March 31, 2025	June 30, 2024	vs. Q1-25	vs. Q2-24
REVENUE	$130,159	$123,585	$130,577	5.3%	(0.3)%

OPERATING EXPENSES:
Costs of services and product sales	103,701	99,469	102,930	4.3%	0.7%
General and administrative expense	10,464	13,647	10,259	(23.3)%	2.0%
Depreciation and amortization	3,670	3,717	3,770	(1.3)%	(2.7)%
Other (income) expense, net	(2,967)	2,335	(2,390)	NM	NM
Total operating expenses	114,868	119,168	114,569	(3.6)%	0.3%

OPERATING INCOME	15,291	4,417	16,008	246.2%	(4.5)%
Interest expense	2,711	2,602	3,209	4.2%	(15.5)%
Income before income taxes	12,580	1,815	12,799	593.1%	(1.7)%
Income tax expense	1,911	1,746	3,609	9.5%	(47.0)%
Net income	10,669	69	9,190	NM	16.1%
Net income attributable to non-controlling interest	33	223	158	NM	NM
Net income (loss) attributable to Core Laboratories Inc.	$10,636	$(154)	$9,032	NM	17.8%

Diluted earnings per share	$0.23	$—	$0.19	NM	21.1%

Diluted earnings (loss) per share attributable to Core Laboratories Inc.	$0.22	$—	$0.19	NM	15.8%

Weighted average common shares outstanding - assuming dilution	47,364	46,773	47,743	1.3%	(0.8)%

Effective tax rate	15%	96%	28%	NM	NM

SEGMENT INFORMATION:

Revenue:
Reservoir Description	$86,280	$80,897	$86,277	6.7%	—%
Production Enhancement	43,879	42,688	44,300	2.8%	(1.0)%
Consolidated	$130,159	$123,585	$130,577	5.3%	(0.3)%

Operating income:
Reservoir Description	$12,203	$2,339	$11,443	421.7%	6.6%
Production Enhancement	3,148	1,503	4,401	109.4%	(28.5)%
Corporate and Other	(60)	575	164	NM	NM
Consolidated	$15,291	$4,417	$16,008	246.2%	(4.5)%

"NM" means not meaningful

CORE LABORATORIES INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Six Months Ended June 30,		% Variance
	2025	2024
REVENUE	$253,744	$260,214	(2.5)%

OPERATING EXPENSES:
Costs of services and product sales	203,170	207,518	(2.1)%
General and administrative expense	24,111	22,048	9.4%
Depreciation and amortization	7,387	7,613	(3.0)%
Other (income) expense, net	(632)	(1,544)	NM
Total operating expenses	234,036	235,635	(0.7)%

OPERATING INCOME	19,708	24,579	(19.8)%
Interest expense	5,313	6,632	(19.9)%
Income before income taxes	14,395	17,947	(19.8)%
Income tax expense	3,657	5,267	(30.6)%
Net income	10,738	12,680	(15.3)%
Net income attributable to non-controlling interest	256	428	NM
Net income attributable to Core Laboratories Inc.	$10,482	$12,252	(14.4)%

Diluted earnings per share	$0.23	$0.26	(11.5)%

Diluted earnings per share attributable to Core Laboratories Inc.	$0.22	$0.26	(15.4)%

Diluted weighted average common shares outstanding	47,509	47,662	(0.3)%

Effective tax rate	25%	29%	NM

SEGMENT INFORMATION:

Revenue:
Reservoir Description	$167,177	$170,513	(2.0)%
Production Enhancement	86,567	89,701	(3.5)%
Total	$253,744	$260,214	(2.5)%

Operating income:
Reservoir Description	$14,542	$18,336	(20.7)%
Production Enhancement	4,651	5,977	(22.2)%
Corporate and Other	515	266	NM
Total	$19,708	$24,579	(19.8)%

"NM" means not meaningful

CORE LABORATORIES INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

				% Variance
ASSETS:	June 30, 2025	March 31, 2025	December 31, 2024	vs. Q1-25	vs. Q4-24

Cash and cash equivalents	$31,188	$22,107	$19,157	41.1%	62.8%
Accounts receivable, net	113,909	117,031	111,761	(2.7)%	1.9%
Inventories	59,773	59,031	59,402	1.3%	0.6%
Other current assets	32,807	30,599	36,286	7.2%	(9.6)%
Total current assets	237,677	228,768	226,606	3.9%	4.9%

Property, plant and equipment, net	97,927	97,943	97,063	—%	0.9%
Right of use assets	55,116	57,490	56,488	(4.1)%	(2.4)%
Intangibles, goodwill and other long-term assets, net	211,391	207,318	210,249	2.0%	0.5%
Total assets	$602,111	$591,519	$590,406	1.8%	2.0%

LIABILITIES AND EQUITY:

Accounts payable	$41,699	$38,497	$34,549	8.3%	20.7%
Short-term operating lease liabilities	11,508	11,654	10,690	(1.3)%	7.7%
Other current liabilities	51,565	53,576	52,347	(3.8)%	(1.5)%
Total current liabilities	104,772	103,727	97,586	1.0%	7.4%

Long-term debt, net	124,613	124,367	126,111	0.2%	(1.2)%
Long-term operating lease liabilities	42,420	43,981	43,343	(3.5)%	(2.1)%
Other long-term liabilities	63,003	60,088	65,630	4.9%	(4.0)%

Total equity	267,303	259,356	257,736	3.1%	3.7%
Total liabilities and equity	$602,111	$591,519	$590,406	1.8%	2.0%

CORE LABORATORIES INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$10,738	$12,680
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation	4,697	4,688
Depreciation and amortization	7,387	7,613
Deferred income taxes	(3,167)	(777)
Accounts receivable	(3,717)	(7,019)
Inventories	(1,991)	1,305
Accounts payable	6,647	3,116
Other adjustments to net income	(11)	1,070
Net cash provided by operating activities	20,583	22,676

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures - operations	(6,259)	(5,918)
Capital expenditures - rebuilding of Aberdeen facility	(1,648)	—
Net proceeds from insurance recovery - Aberdeen facility	4,678	—
Net proceeds on life insurance policies	778	2,776
Other investing activities	1,579	798
Net cash used in investing activities	(872)	(2,344)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of long-term debt	(27,000)	(38,000)
Proceeds from long-term debt	25,000	22,000
Dividends paid	(938)	(938)
Repurchase of common stock	(4,761)	(206)
Equity related transaction costs and other financing activities	19	(613)
Net cash used in financing activities	(7,680)	(17,757)

NET CHANGE IN CASH AND CASH EQUIVALENTS	12,031	2,575
CASH AND CASH EQUIVALENTS, beginning of period	19,157	15,120
CASH AND CASH EQUIVALENTS, end of period	$31,188	$17,695

Non-GAAP Information

Management believes that the exclusion of certain income and expenses enables it to evaluate more effectively the Company's operations period-over-period and to identify operating trends that could otherwise be masked by the excluded Items. For this reason, management uses certain non-GAAP measures that exclude these Items and believes that this presentation provides a clearer comparison with the results reported in prior periods. The non-GAAP financial measures should be considered in addition to, and not as a substitute for, the financial results prepared in accordance with GAAP, as more fully discussed in the Company's financial statements and filings with the Securities and Exchange Commission.

Reconciliation of Operating Income, Net Income (Loss) and Diluted Earnings (Loss) Per Share Attributable to Core Laboratories Inc.

(In thousands, except per share data)

(Unaudited)

	Operating Income
	Three Months Ended
	June 30, 2025	March 31, 2025	June 30, 2024
GAAP reported	$15,291	$4,417	$16,008
Stock compensation (1)	—	3,505	—
Severance, inventory and asset write-downs (2)	799	3,416	—
Insurance recovery on property, plant and equipment (3)	(1,557)	—	—
Foreign exchange losses (gains)	7	480	388
Excluding specific items	$14,540	$11,818	$16,396

	Net Income (Loss) Attributable to Core Laboratories Inc.
	Three Months Ended
	June 30, 2025	March 31, 2025	June 30, 2024
GAAP reported	$10,636	$(154)	$9,032
Stock compensation (1)	—	2,629	—
Severance, inventory and asset write-downs (2)	599	2,562	—
Insurance recovery on property, plant and equipment (3)	(1,168)	—	—
Foreign exchange losses (gains)	5	360	310
Effect of higher (lower) tax rate (4)	(1,234)	1,292	1,050
Excluding specific items	$8,838	$6,689	$10,392

	Diluted Earnings (Loss) Per Share Attributable to Core Laboratories Inc.
	Three Months Ended
	June 30, 2025	March 31, 2025	June 30, 2024
GAAP reported	$0.22	$—	$0.19
Stock compensation (1)	—	0.05	—
Severance, inventory and asset write-downs (2)	0.01	0.05	—
Insurance recovery on property, plant and equipment (3)	(0.02)	—	—
Foreign exchange losses (gains)	—	0.01	0.01
Effect of higher (lower) tax rate (4)	(0.02)	0.03	0.02
Excluding specific items	$0.19	$0.14	$0.22

(1) Three months ended March 31, 2025 includes the acceleration of stock compensation expense associated with employees reaching eligible retirement age.

(2) Three months ended March 31, 2025 includes severance costs, the write-down of inventory, leasehold improvements, and other exit costs associated with consolidation of certain facilities. Three months ended June 30, 2025 includes write-down of inventory.

(3) Three months ended June 30, 2025 includes an insurance recovery associated with the fire at the Aberdeen, U.K. facility.
(4) Three months ended June 30, 2024 reflects tax expense at a normalized rate of 20%. Three months ended March 31, 2025 and June 30, 2025 reflects tax expense at a normalized rate of 25%.

Segment Information

(In thousands)

(Unaudited)

	Operating Income
	Three Months Ended June 30, 2025
	Reservoir Description	Production Enhancement	Corporate and Other
GAAP reported	$12,203	$3,148	$(60)
Severance, inventory and asset write-downs	—	799	—
Insurance recovery on property, plant and equipment	(1,557)	—	—
Foreign exchange losses (gains)	189	(182)	—
Excluding specific items	$10,835	$3,765	$(60)

Return on Invested Capital

Return on Invested Capital ("ROIC") is presented based on management's belief that this non-GAAP measure is useful information to investors and management when comparing profitability and the efficiency with which capital has been employed over time relative to other companies. The Board has established an internal metric to demonstrate ROIC performance relative to the oilfield service companies listed as Core's Comp Group by Bloomberg. ROIC is not a measure of financial performance under GAAP and should not be considered as an alternative to net income.

ROIC of 9.0% is defined by Bloomberg as Net Operating Profit After Tax ("NOPAT") of $36.5 million divided by Average Total Invested Capital ("Average TIC") of $403.9 million, where NOPAT is defined as GAAP net income before non-controlling interest plus the sum of income tax expense, interest expense, and pension expense, less pension service cost and tax effect on income before interest and tax expense for the last four quarters. Average TIC is defined as the average of beginning and ending periods' GAAP stockholders' equity, plus the sum of net long-term debt, lease liabilities, allowance for credit losses, net of deferred taxes and income taxes payable.

Free Cash Flow

Core uses the non-GAAP financial measure of free cash flow to evaluate its cash flows and results of operations. Free cash flow is defined as net cash provided by operating activities (which is the most directly comparable GAAP measure) less cash paid for capital expenditures - operations. Management believes that free cash flow provides useful information to investors regarding the cash available in the period in excess of Core’s needs to fund its capital expenditures and operating activities. Free cash flow is not a measure of operating performance under GAAP and should not be considered in isolation nor construed as an alternative to operating income, net income, or cash flows from operating, investing, or financing activities, each as determined in accordance with GAAP. Free cash does not represent residual cash available for distribution because Core may have other non-discretionary expenditures that are not deducted from the measure. Moreover, since free cash flow is not a measure determined in accordance with GAAP and thus is susceptible to varying interpretations and calculations, free cash flow as presented may not be comparable to similarly titled measures presented by other companies.

Computation of Free Cash Flow

(In thousands)

(Unaudited)

	Three Months Ended	Six Months Ended
	June 30, 2025	June 30, 2025
Net cash provided by operating activities	$13,923	$20,583
Capital expenditures - operations	(3,474)	(6,259)
Free cash flow	$10,449	$14,324

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